UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 1, 2005

Decorize, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-31260	43-1931810
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

1938 East Phelps, Springfield, Missouri 65802
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:	(417) 879-3326

Not Applicable
Former name of address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Director.

Decorize, Inc. accepted the resignation of Mr. Ron Jones from its Board of Directors effective August 1, 2005. To the knowledge of Decorize’s executive officers, Mr. Jones’ resignation was not due to any disagreement with Decorize’s operations, policies or practices, but was merely to pursue other interests. Mr. Jones was elected to serve as Vice President of Business Development for Decorize effective August 1, 2005, and he will continue in that role following his resignation from the Board of Directors.

Appointment of New Director.

On August 1, 2005, Decorize’s Board of Directors appointed Marwan Atalla as a director to fill the vacancy created by Mr. Jones’ resignation, effective immediately. Mr. Atalla has not been appointed to serve on any committees of the Board of Directors.

Marwan M. Atalla is President of NEST U.S.A., Inc. (www.nestusa.com), a Houston based, privately held investment company with investments in real estate, aviation, technology and energy. NEST is part of the Near East Group, a multi-national investment group with offices in Amman, London & Houston. Mr. Atalla is a graduate of Ashland University with a degree in Business Administration.

Mr. Atalla has the right to exercise control over the voting and disposition of the shares of Decorize’s common stock, $.001 par value, that are owned by NEST as a result of his position as President. On February 26, 2002, Decorize completed a private placement financing with NEST of a $750,000 convertible term note, which was convertible into 535,714 shares (as adjusted from an initial 300,000 shares in accordance with the anti-dilution provisions of such instrument due to the private placement completed in November and December of 2002) of common stock, together with warrants to purchase another 300,000 shares for $2.50 per share.

On January 31, 2003, the NEST convertible term note was amended to restructure the payments of principal and interest due from Decorize. From January 31, 2003 until December 31, 2003, Decorize made monthly payments of interest and principal on the convertible term note in the amount of $17,500. Effective December 31, 2003, the convertible term note was reamortized, and the monthly installments beginning on January 31, 2004, were adjusted to reflect the new amortization schedule. In connection with this change in the payment schedule of the convertible term note, on January 31, 2003, NEST received warrants exercisable for 216,000 shares of common stock at an exercise price of $2.80 per share. The warrants were made to be exercisable until December 31, 2005.

In connection with a private placement of Decorize’s series A preferred stock in February 2004, Decorize and NEST amended the convertible term note another time. Prior to this amendment, Decorize owed approximately $620,000 to NEST under the convertible term note. Decorize issued 409,700 shares of common stock to NEST in exchange for a $409,700 principal reduction in the convertible term note and issued a second amended and restated note to NEST with a principal balance equal to the remaining $210,497 owed to NEST. The amended note had a new schedule of payments that provided for monthly payments of $10,000 each beginning February 1, 2004, and ending December 31, 2005, at which time all amounts due under the second amended and restated note would be due in full. In addition to issuing the shares and the amended note, Decorize amended certain outstanding warrants held by NEST to extend their expiration date to December 31, 2005, and issued another set of warrants to NEST that were exercisable for 400,000 shares of common stock at an initial exercise price equal to $1.40.

On May 31, 2005, Decorize completed the private placement of 1,000,000 shares of common stock to NEST. Under the terms of the applicable securities purchase agreement, Decorize agreed to amend certain outstanding warrants held by NEST, which were exercisable for an aggregate 996,000 shares of common stock, in order to reduce their exercise price to $0.20 per share and to extend the period during which the amended warrants would be exercisable. The amended warrants are now exercisable, in whole or in part, until May 31, 2007. The exercise price of the amended warrants is $0.20 per share, subject to adjustment if Decorize subdivides its outstanding shares of common stock into a greater number of shares, in which case the exercise price in effect immediately prior to such subdivision shall be proportionately reduced, or if Decorize combines its shares of common stock into a smaller number of shares, in which case the exercise price in effect immediately prior to such combination shall be proportionately increased. Decorize and NEST entered into a registration rights agreement, in which Decorize agreed to file a registration statement registering the resale of the Common Stock issued, or to be issued upon exercise of the Amended Warrants, under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECORIZE, INC.

Date: August 5, 2005	By:	/s/ Brent Olson
Name: Brent Olson
Title: Vice President of Finance